Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated May 7, 2021 relating to the balance sheets of preREO, LLC as of December 31, 2020 and 2019, and the related statements of operations, changes in members’ deficit, and cash flows for the year ended December 31, 2020 and for the period from August 7, 2019 (inception) to December 31, 2019, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

May 18, 2021